Exhibit 10.1

     English Summary of
The Equity Transfer Agreement

This equity transfer agreement (the “Agreement”), dated August 16, 2010, was entered in Xiaoshan District, Hangzhou, Zhejiang Province by the following parties:

Meiying Dai, a People’s Republic of China citizen; Caocheng Qu, a People’s Republic of China citizen (together “Transferors”); Zhejiang Great Shenngda Packaging Co., Ltd. (the “Transferee”); and Suzhou Asian & American Paper Products Co., Ltd. (the “Company”)

The Company is a limited liability company established under the laws of People’s Republic of China with registered capital of RMB1,580,000. Meiying Dai owns 61.77% of the equity interest and Caocheng Qu owns 38,23% of the equity interest of the Company.

The Transferors are interested in selling and the Transferee is interested in purchasing 100% of the equity ownership interest of the Company.

Following friendly negotiation, the Transferors and the Transferee have reached the following agreement:

Article I	Equity Transfer

Subject to fulfillment of all of the conditions precedent in Article IV or the waiver of such conditions by the Transferee, the Transferee agreed to purchase 100% of the equity interest of the Company (the “Equity Interest”), free of Encumbrances (as defined below), with 61.77% from Meiying Dai and 38.23% from Caocheng Qu.

For the purpose of the Agreement, Encumbrances mean any mortgage, charge, pledge, lien, right of first refusal or any other third party claim.

Article II	Purchase Price

2.1

The purchase price for the Equity Interest (the “Purchase Price”) is RMB 3 million, of which RMB 1,853,100 will be paid to Meiying Dai for her 61.77% equity ownership interest in Suzhou AA, and RMB 1,146,900 will be paid to Caocheng Qu for his 38.23% equity ownership interest in Suzhou AA.

2.2

The parties agreed and confirmed that the Purchase Price includes any and all Equity Interest of the Company, including but not limited to any distribution or dividend related to the Equity Interest and paid to the Transferors after July 31, 2010 and any interest the Transferors have in connection with their ownership of the Equity Interest.

Article III	Payment of the Purchase Price

Subject to fulfillment of all of the conditions precedent in Article IV or the waiver of such conditions by the Transferee, the Transferee shall pay cash consideration o to an accounts designated by the Transferors in writing on the Consummation Date (as defined in Section 5.1) .

Article IV	Conditions Precedent

The Transferee’s obligations under the Agreement are subject to the following conditions precedent on or before the Consummation Date.

(a)	All the representations and warrants made by the Company and the Transferors in Appendix I are true and accurate.

(b)	The Company and the Transferors have fulfilled their obligations under the Agreement on or before the Consummation Date.

(c)	The Company and the Transferors have obtained approval for the Transaction contemplated in the Agreement (the “Transaction”), have filed necessary documents or registrations with competent government agencies regarding the Transaction.

(d)	There has no material changes that may adversely affect the Company’s business, operation, financial situation or registered capital.

(e)	The parties have executed the Agreement and the Agreement has become effective and legally binding.

(f)	The Transferee has completed due diligence investigation of the Company to its satisfaction.

(g)	The Company has sent to the Transferee the resignation letters signed by the directors and officers before execution of the Agreement to confirm that the officers and directors do not have any claim against the Company regarding to their loss of employment or other related matters.

(h)	The Company has provided written confirmation in connection with (a), (b), (c), (d) to the Transferee.

(i)	The Company has provided board resolutions approving the Transaction to the Transferee.

(j)	The Company has obtained all necessary approvals for the Transaction, including but not limited to equity transfer registration with the Industrial and Commercial Bureau and the registration confirmation to the Company’s legal representative.

Article V	Consummation of the Transaction

5.1

The Consummation Date is defined as the date when all the conditions precedent in Article IV have been fulfilled or waived by the Transferee.

5.2

The parties shall take commercially reasonable efforts to consummate the Transaction within three months after the execution of the Agreement (the “Consummation Period”). The parties agreed that if the Transaction has not consummated during the Consummation Period, the Transferee may terminate the Agreement without any claim to be made by the other parties.

Article VI	Representations and Warrants

6.1

Warrants of the Transferors and the Company

The Transferors and the Company hereby make representations and warrants (“united guarantee”) to the Transferee according to appendix I, and insure the united guarantee is true and accurate. The Transferors and the Company shall be considered to provide the united guarantee upon the consummation date. On condition that the Transferors and the Company violate the united guarantee, the Transferors and the Company shall assume responsibilities.

6.2

Warrants of the Transferee

The Transferee, hereby makes representations and warrants to other parties of this agreement, and insures the representations and warrants are true and accurate. The Transferee shall be considered to provide the representations and warrants upon the consummation date. On condition that the Transferee violates the representations and warrants, the Transferee shall assume responsibilities.

6.3

The representations and warrants of all parties shall be in effective within two years from the consummation date. However, clauses in 1(1), 1(4), 1(5), 1(6) and the second clause of warrants are permanently effective.

Article VII	Commitments

7.1

From the signing of this agreement till the consummation date, the Company and the Transferors shall insure the united guarantee be true and accurate upon consummation date. If any incidents before the consummation date pose a substantive violation of the united guarantee, or a substantive violation of the terms in this agreement (except the united guarantee), the Company and the Transferors shall inform the Transferee with the situation.

7.2

From the signing of this agreement till the consummation date, except for finishing the deal in this agreement, the Company shall not take, and the Transferors shall not urge the Company to take the following actions without the written consent from the Transferee.

(a) Change the article of association of the Company so as to pose negative impact on the equity transfer;

(b) Change scope of operation of the Company and expand into non-core business;

(c) Undergo acquisition, liquidation, merger, reorganization and similar behaviors by other companies;

(d) Conduct major acquisition, business or assets stripping;

(e) Sign, amend, change or terminate major contracts, waive or transfer major rights and interests in the contracts, unless these behaviors belong to daily business;

(f) Participate, or agree to participate any sharing of profits with other joint ventures and partners;

(g) Terminate, amend or change any important licenses (subject to this agreement, licenses refer to any license, registration, certificate, consent, approval, official reply, file and/or warrants issued by any government departments or competent authorities), unless (a) as asked by any government departments; (b) in daily business;

(h) Make any capital expenditure or commit to make capital expenditure (except the capital expenditure made in previous business operations and less than 50,000 RMB);

(i) Manage brand and trademarks (if any), and/or warrant other parties to use the brand and trademark (except previous warrants that are still in effective);

(j) Provide warrants, pawn and guarantee for any third party; (k) Change the size of board; (l) Distribute dividend to shareholders in any form; (m) Major change in accounting policy.

Article VIII	Responsibility of Breach of Contract

8.1

On condition that a party (the “defaulting party”) violates the agreement, causing losses, responsibilities, litigations and other reasonable fees and expenditures (collectively called “losses”) for other parties (the “non-defaulting party”) , the defaulting party shall assume compensation. The compensation shall be adequate to afford the decrease of stock value of the non-defaulting party caused by the default.

8.2

On condition of default, the non-defaulting party has the right to ask the defaulting party to continue fulfilling this agreement, and all parties shall waive the right of argument on the ground that the compensation is adequate.

Article IX	Termination of Contract

9.1

Upon or before the consummation date, on condition of the following situations, the Transferee may issue written notice to terminate the agreement according to article 14.7. The termination does not affect any other rights and interests and relief of the Transferee.

(a) Any Transferor severely violates any obligations or restrictions stipulated in this agreement, and the Transferor does not provide satisfactory remedy within thirty workdays of the written notice from the Transferee (“satisfactory” is defined by the Transferee). Or:

(b) Any false united guarantee upon the signing of this agreement or the consummation day.

Article X	Confidentiality

10.1

All parties shall keep confidentiality of confidential information (subject to this agreement, “confidential information” refers to (i) any information related to business secrets;(ii) any information related to business, property, finance of any party; (iii) any information related to the articles in this agreement and subject matter; (iv) any information related to the existence and purpose of this agreement; (v) any information related to the consultation of this agreement). Except obeying laws and regulations, rules of stock exchanges, requirements of register office and situation stipulated in article 10.2, any party shall not reveal confidential information to any entity or individual in any form without the written consent of the other party.

10.2

All parties are entitled to:

(a) Reveal confidential information to its board of directors, employees, or directors, partners and employees of any related entities and consultants;

(b) Reveal confidential information to consultants who need to know the information upon its own judgment.

In this agreement, “related entity” refers to anyone in control or controlled directly or indirectly. “Control” refers to the direct or indirect control by a legal person (or several persons) over: (i) 50% of the legal person’s right to vote, which is often executed at the shareholders’ meeting; (ii) over 50% of right to vote at the meeting of board or similar meetings; (iii) appointment and removal of most members of board and similar organizations. “Controlled” is explained accordingly.

10.3

All parties shall insure that any related entities, consultants and other people who are informed with the confidential information keep confidentiality, and make commitments according to article 10.1.

10.4

The obligation in this article comes into effect upon the signing of this agreement, and continues to be effective after the consummation date.

Article XI	Events of Force Majeure

11.1

On condition that any party postpones the fulfillment of or could not fulfill this agreement, the party shall be exempted of its responsibilities partially or entirely according to the influence of the event of force majeure. The party shall inform other parties the occurrence of the event, and provide details and proof of the event within thirty workdays after the occurrence, and explain the reasons for postponing the fulfillment of or not fulfilling the agreement.

In this agreement, “events of force majeure” refers to unpredictable events whose occurrence and consequence could not be prevented or avoided by all parties, such as political upheaval, earthquake, typhoon, flood and war.

11.2

On condition that the consequence of the event could not be recovered, avoided or repaired within thirty workdays, all parties have the right to terminate this agreement and shall be exempted from any responsibilities, except for special terms.

Article XII	Taxes and Charges

12.1

All parties and parties related to this agreement shall assume taxes of signing, execution and fulfillment of the agreement, and the government expenses according to laws and regulations. If there is no stipulation related, the Transferee and the Transferor shall assume 50% taxes and expenses both.

12.2

All parties and parties related to this agreement shall assume its own part of taxes and expenses (including and not limited to fees for legal service and financial costs) of signing, execution and fulfillment of this agreement.

Article XIII	Application of Law and Solution of Disputes

13.1

The signing, effectiveness, explanation, fulfillment and solutions of disputes of this agreement shall be governed by the law of PRC.

13.2

Any disputes related to this agreement shall be solved through consultation first. On condition that the disputes could not be solved by consultation within twenty workdays after the written notice of a party, any party has the right to submit the disputes to the local people’s court of the Transferee.

Article XIV	Miscellaneous Provisions

14.1

The articles in this agreement are separable. On condition that any article is deemed invalid, illegal or unenforceable, the remaining provisions shall continue in full force and effect.

14.2

Any statements, guarantees and commitments commonly or individually made, or any responsibilities commonly or individually taken by the Transferors referred to (both explicitly and inexplicitly) in this agreement shall be deemed jointly liable. In other words, on condition that any Transferor fails to fulfill its obligations, other Transferors shall assume joint liability. The Transferee has no obligation to abide by, or help the Transferors to abide by this agreement.

14.3

Unless special terms are stipulated, on condition that the executable right is on non-workday, the right shall be executed on the first workday after the date; on condition that the execution of obligation is on non-workday, the obligation shall be fulfilled on the first workday after the date.

14.4

The titles in this agreement do not affect its explanation.

14.5

Any change or amendment of this agreement is invalid without the written agreement from authorized representatives of all parties.

14.6

No execution or postpone of execution of rights of any party does not pose the waiver of the rights. The entirely or partially execution of rights does not hinder further execution of rights.

14.7

Notification

All notifications in or related to this agreement shall be written in Chinese, and sent in express delivery or mail at the following address. [omitted]

The notifications are deemed as successful delivery in the following situations:

On condition of fax, the notification is deemed as successful delivery when the fax machine receives the transmission report; on condition of delivery by person or express, the notification is deemed as successful delivery upon the signature of the recipient; on condition of mail, the notification is deemed as successful delivery on the fifth day of mail.

In the period of validity of this agreement, any party has the right to change the contact information in article 14.7. The party who changes information shall send written notice to other parties according to article 14.7 within two workdays before the change.

14.8

This agreement is the consensus by all parties. If all parties make new consensus different from this agreement upon or after signing, the new consensus made by all parties shall govern (except the equity transfer agreement signed by register offices in article 14.9) .

14.9

For the registration of the agreement by register offices, all parties shall sign the same agreements as appendix three in quadruplicate upon the signing of this agreement. Two copies shall be kept by the Transferors, one copy for the Transferee and on copy for industrial and commercial registration. To avoid ambiguity, all parties agree that the copy is only used for registration. In case of a conflict between the copy and this agreement, the latter shall govern.

14.10

This agreement is in effect upon the date of signing.

14.11

Without further stipulations, the articles and appendixes mentioned all refer to the articles and appendixes of this agreement. The appendixes are an integral part of this agreement, with the same legal validity. The reference of this agreement includes its appendixes.

14.12

The text of this agreement is in quadruplicate. Two copies are kept by the Transferors, one copy for the Transferee and one copy for the Company. The four copies are with the same legal validity.

(Remainder of the page intentionally left blank. Signature page follow.)

IN WITNESS WHEREOF, all parties have caused the Agreement to be duly executed by their respective authorized signatories as of the date first above written.

/s/ Meiying Dai	/s/Caocheng Qu

/s/ Wuxiao Fang	/s/ Meiying Dai

Zhejiang Great Shengda Packaging Co., Ltd.	Suzhou Asian & American Paper Products Company Limited